AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT OF ASSETS

This Agreement of Conveyance, Transfer and Assignment of Assets (the “Agreement”) is made as of November 16, 2017, by and among Precious Investments, Inc., a Nevada corporation (“Assignor”), and Kashif Khan, Faeghen Niakab, Parand Bioukzadeh and Eddeb Management (collectively, “Assignee”).

WHEREAS, Assignor entered into a Joint Venture Agreement on March 1, 2017 with Eddeb Management for the purpose of carrying on a joint venture in the name of “Flawless Fund GP Inc.” and has been engaged in the business of purchasing and selling colored diamonds and other valuables (the “Business”);

WHEREAS, Assignor entered into a Consulting Agreement with Karrah, Inc. and Kashif Khan that permitted those parties to retain up to the first $1,500,000 in revenues generated from the Business to pay off the promissory note to Karrah, Inc. dated October 28, 2016 in the principal amount of $1,500,000, with a 95% and 5% revenue split thereafter; and

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, all of the assets of Assignor relating to the operation of the Business, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Assignment.

1.1       Assignment of Assets. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor’s right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business (the “Assets”), including, but not limited to, the assets listed on Exhibit A hereto, and identified in part by reference to Assignor’s most recent balance sheet filed with Securities and Exchange Commission (the “Balance Sheet”), except for the initial $1,500,000 from the Assets which will go to pay off the Karrah, Inc. promissory note.

1.2       Assignment of Liabilities. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignee, Assignee does hereby agree to pay the outstanding invoices related to all legal, accounting, transfer agent and other services for and on behalf of Assignor in an amount of no more than $100,000, with the legal invoices getting first priority over this amount.

1.3       Further Assurances. Assignor shall from time to time after the date hereof at the request of Assignee and without further consideration execute and deliver to Assignee such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Agreement, as Assignee shall reasonably request to evidence more fully the assignment by Assignor to Assignee of the Assets.

Section 2. Cancellation of Shares.

2.1       Cancellation of Shares. Assignee agrees to cancel the 16,000,000 shares held in Assignor.

2.2       Further Assurances. Assignee shall from time to time after the date hereof at the request of Assignor and without further consideration execute and deliver to Assignor such additional instruments in addition to this Agreement as Assignor shall reasonably request to evidence more fully the cancellation of the shares.

Section 3. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within that state, except that any conveyances of leaseholds and real property made herein shall be governed by the laws of the respective jurisdictions in which such property is located.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

PRECIOUS INVESTMENTS, INC.

By: /s/ Kashif Khan

Kashif Khan

CEO

/s/ Kashif Khan Kashif Khan	/s/ Faeghen Niakab Faeghen Niakab
/s/ Parand Bioukzadeh Parand Bioukzadeh	/s/ Eddeb Management Eddeb Management

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Exhibit A

(a)                All of the equipment, computers, servers, hardware, appliances, implements, and all other tangible personal property that are owned by Assignor and have been used in the conduct of the Business;

(b)               all inventory associated with the Business;

(c)                all real property and real property leases to which Assignor is a party, and which affect the Business or the Assets;

(d)               all contracts to which Assignor is a party, or which affect the Business or the Assets, including leases of personal property;

(e)                all rights, claims and causes of action against third parties resulting from or relating to the operation of the Business or the Assets, including without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties;

(f)                all governmental licenses, permits, authorizations, consents or approvals affecting or relating to the Business or the Assets;

(g)               all accounts receivable, notes receivable, prepaid expenses and insurance and indemnity claims to the extent related to any of the Assets or the Business;

(h)               all goodwill associated with the Assets and the Business;

(i)                 all business records, regardless of the medium of storage, relating to the Assets and/or the Business, including without limitation, all schematics, drawings, customer data, subscriber lists, statistics, promotional graphics, original art work, mats, plates, negatives, accounting and financial information concerning the Assets or Business;

(j)                 Assignor’s right to use the name “Precious Investments,” and all other names used in conducting the Business, and all derivations thereof, in connection with Assignee’s future conduct of the Business;

(k)               all internet domain names and URLs of the Business, including http://www.pnik.rocks/, software, inventions, art works, patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, know-how, service marks, trade names, trademarks, trademark applications, copyrights, source and object codes, customer lists, drawings, ideas, algorithms, processes, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights owned by or licensed to Assignor used in the Business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof; and

(l)                 all other privileges, rights, interests, properties and assets of whatever nature and wherever located that are owned, used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted or planned to be conducted.

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